                                                                    Exhibit 99.1



                     HCC REPORTS THIRD QUARTER 2001 RESULTS
                       WITH RISING OPTIMISM FOR THE FUTURE



HOUSTON (November 8, 2001) . . . HCC INSURANCE HOLDINGS, INC. (NYSE SYMBOL: HCC) today released results for the third quarter and the first nine months of 2001.

Operating earnings for the third quarter of 2001 were $417,000 or $0.01 per share compared to $17.4 million or $0.33 per share for the third quarter of last year. Operating earnings for the nine months ended September 30, 2001 were $36.7 million or $0.62 per share compared to $46.3 million or $0.90 per share in the same period of 2000. These operating results reflect an after tax loss of $22.8 million or $0.38 per share related to losses arising out of the events of September 11, 2001, the continuing dilutive effects from the March, 2001 equity offering and the net effect of two other catastrophe losses involving Petrobras and Totale.

Net earnings for the third quarter of 2001 were a loss of $29.1 million or $0.49 per share, principally as a result of losses associated with the events of September 11, 2001, as well as other charges for discontinued lines of business. Net earnings for the first nine months of 2001 were $6.4 million or $0.11 per share.

In conjunction with the third quarter of 2001, HCC announced its intention to exit the workers' compensation insurance business currently written through its subsidiary, U.S. Specialty Insurance Company. The related after tax charge for discontinued lines of business is $29.6 million or $0.50 per share, of which the majority is applicable to goodwill and adequate reserving to cover the run-off obligations.

Stephen L. Way, Chairman and Chief Executive Officer commented, "Although rates are rising and profitability is returning to the workers' compensation line, it is not one of our core businesses and does not represent sufficient premium volume to maintain the division." He added, "With rates rising more dramatically in our specialty lines, we feel we can best use management's time and the Company's capital in other areas which are more likely to produce our expected return of at least 15 percent for next year."

Total revenue showed strong growth in the third quarter of 2001, rising by 14 percent to $137.6 million and for the first nine months of 2001 by 3 percent to $373.3 million, both compared to the same periods of the previous year. As previously announced, this growth was expected to accelerate in the second half of this year, driven by increases in written and net retained premium.

Gross written premium grew 13 percent for the first nine months of 2001 to $688.9 million, net written premium increased 22 percent to $239.8 million and net earned premium increased 23 percent to $229.0 million, before discontinued lines of business and compared to the corresponding period in the previous year. This strong growth is a result of substantial rate increases, organic growth and higher net retained premium.

Management fees decreased during the first nine months of 2001 to $43.7 million compared to the corresponding period of 2000. This reduction was primarily due to the integration of several of the Company's subsidiary underwriting agencies into its insurance company segment. Management fee income will benefit next year as a result of the acquisitions of ASU International and Professional Indemnity Agency, which were completed in October, 2001. During the first nine months of 2001, commission income was almost flat at $34.3 million, primarily due to the reduced level of reinsurance being purchased by its insurance company subsidiaries. Commission income is expected to rebound next year, as increased rates will positively affect all of HCC's agency operations.

Net investment income was flat in the third quarter of 2001 at $10.1 million, compared to the third quarter of 2000, despite substantially lower yields. For the first nine months of 2001, net investment income increased 7 percent to $30.6 million, compared to the same period in the previous year. Investment assets have grown substantially, rising 28 percent to $912 million since the end of last year and are helping offset rapidly falling interest rates.

During the first nine months of 2001, other operating income decreased to $15.8 million compared to the same period of 2000. This reduction was primarily the result of the disposition or closure of certain non-core operations during 2000 and the timing of recorded income from other operating investments, which varies from period to period.

During August, 2001 the Company completed an offering of $172.5 million of convertible notes which bear interest at a rate of 2.0 percent per annum, have a 20 year term and are convertible into HCC's common stock at $32.00 per share. The proceeds of the offering were used to repay the debt outstanding under the Company's bank loan facility and to fund the recently completed acquisitions. The Company's bank loan facility stands at $200 million, all of which is currently available at an interest rate of approximately 3 percent.

Mr. Way said, "We are very well positioned to continue the growth of our specialty lines and we expect underwriting profits to continue to accelerate through at least the next two years." He added, "We are still very active in the M&A arena and anticipate further transactions in the near future."

As of September 30, 2001, total assets were $3.2 billion, exceeding $3.0 billion for the first time and book value per share had increased 15 percent to $11.87 compared to December 31, 2000.

For additional information, please see the attached tables.

HCC is one of the largest specialty insurance groups in the United States and consists of insurance company, underwriting agency and intermediary operations. HCC has assets of over $3.0 billion and its shares are traded on the NYSE (symbol: HCC) with a market capitalization of over $1.5 billion. HCC is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A. M. Best Company.

The Company will hold an open conference call beginning at 8:00 a.m. Central Time on Friday, November 9th. To participate, please call domestically 877-679-9045 and internationally 952-556-2802. To listen to a replay, the number is 800-615-3210, access code 5614541 and will be available until midnight Central Time November 16, 2001.

In addition, there will be a live webcast available on a listen-only basis that can be accessed through HCC's website at www.hcch.com. A replay of the webcast will be available until midnight Central Time November 16, 2001.

For more information and to access the webcast, please visit HCC's website at www.hcch.com.

CONTACT:  L. BYRON WAY, VICE PRESIDENT AT
          HCC INSURANCE HOLDINGS, INC. (713) 690-7300

                          HCC INSURANCE HOLDINGS, INC.
                              FINANCIAL HIGHLIGHTS

THREE MONTHS ENDED SEPTEMBER 30,                    2001                  2000
--------------------------------                    ----                  ----
Gross written premium                          $242,899,000            $242,204,000
Net written premium                              93,175,000              72,174,000
Net earned premium                               93,471,000              66,279,000
Management fees                                  14,033,000              23,587,000
Commission income                                 9,507,000              11,597,000
Net investment income                            10,105,000              10,373,000
Other operating income                           10,382,000               8,156,000
Total revenue                                   137,621,000             120,539,000
Net (loss) earnings                             (29,076,000)             17,762,000
Earnings (loss) per share                             (0.49)                   0.34
Operating earnings after tax(1)                     417,000              17,406,000
Operating earnings per share(1)                        0.01                    0.33
Weighted average shares outstanding              59,399,000              52,037,000

                                         SEPTEMBER 30, 2001       DECEMBER 31, 2000
                                         ------------------       -----------------
Total investments                              $911,764,000            $711,113,000
Total assets                                  3,167,825,000           2,790,755,000
Shareholders' equity                            711,375,000             530,930,000
Book value per share                                  11.87                   10.29


(1) Net earnings excluding the effect of net realized investment gains and losses and charges from discontinued lines of business.

Note: All earnings per share numbers are diluted.

                          HCC INSURANCE HOLDINGS, INC.
                              FINANCIAL HIGHLIGHTS

NINE MONTHS ENDED SEPTEMBER 30,                     2001                  2000
-------------------------------                     ----                  ----
Gross written premium                          $766,607,000            $713,482,000
Net written premium                             271,264,000             214,754,000
Net earned premium                              249,080,000             201,289,000
Management fees                                  43,668,000              77,396,000
Commission income                                34,299,000              37,293,000
Net investment income                            30,613,000              28,568,000
Other operating income                           15,846,000              22,712,000
Total revenue                                   373,269,000             363,433,000
Net earnings                                      6,360,000              42,333,000
Earnings per share                                     0.11                    0.83
Operating earnings after tax(1)                  36,651,000              46,343,000
Operating earnings per share(1)                        0.62                    0.90
Weighted average shares outstanding              58,755,000              51,245,000

                                         SEPTEMBER 30, 2001       DECEMBER 31, 2000
                                         ------------------       -----------------
Total investments                              $911,764,000            $711,113,000
Total assets                                  3,167,825,000           2,790,755,000
Shareholders' equity                            711,375,000             530,930,000
Book value per share                                  11.87                   10.29



(1) Net earnings excluding a non-recurring expense for debt restructuring, merger expense, restructuring expense, change in accounting principle, the effect of net realized investment gains and losses and charges from discontinued lines of business.

Note: All earnings per share numbers are diluted.

                          HCC INSURANCE HOLDINGS, INC.

                              FINANCIAL HIGHLIGHTS
                                ($ IN THOUSANDS)


INSURANCE COMPANY GROSS WRITTEN PREMIUM

                                              YTD                 YTD
                                            THROUGH             THROUGH
LINE OF BUSINESS                            9/30/01             9/30/00
----------------                            --------            --------
Aviation                                    $137,123            $143,279
Life, Accident & Health                      474,695             398,393
Marine, Energy & Property                     65,825              54,317
Miscellaneous                                 11,285              14,243
Discontinued                                  77,679             103,250
                                            --------
          Total                             $766,607            $713,482
                                            ========            ========

INSURANCE COMPANY NET WRITTEN PREMIUM

                                              YTD                 YTD
                                            THROUGH             THROUGH
LINE OF BUSINESS                            9/30/01             9/30/00
----------------                            --------            --------
Aviation                                     $67,460             $56,314
Life, Accident & Health                      139,379             112,894
Marine, Energy & Property                     22,906              13,336
Miscellaneous                                 10,075              13,742
Discontinued                                  31,444              18,468
                                            --------            --------
          Total                             $271,264            $214,754
                                            ========            ========

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

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate may occur in the future, including such things as future capital expenditures, business strategies, competitive strengths, goals, growth of our businesses and operations, plans and references to future successes may be considered forward-looking statements. Also, when we use words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "probably" or similar expressions, we are making forward-looking statements. Many risks and uncertainties may impact the matters addressed in these forward-looking statements.

Many possible events or factors could affect our future financial results and performance. These could cause our results or performance to differ materially from those we express in our forward-looking statements. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this press release, our inclusion of this information is not a representation by us or any other person that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.


                                     * * * *

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